                                            Registration Statement No. 333-47637
                                                   Filed Pursuant to Rule 424(a)

                      SUBJECT TO COMPLETION, MAY 26, 1998

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFF TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS
                               AGRIBIOTECH, INC.

                       7,000,000 Shares of Common Stock

     This Prospectus pertains to 7,000,000 shares of Common Stock (the "Shares"), $.001 par value per share, of AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Company"). The Company is registering an aggregate of 6,623,072 Shares (the "Selling Stockholder Shares") for resale by the selling stockholders (the "Selling Stockholders") who are either (a) qualified institutional buyers ("QIBs"), institutional accredited investors or other accredited investors (the "Investors") who purchased their Shares in private sales (the "Private Placements"), or (b) the former owners of companies acquired by the Company; or their assignees, transferees, pledgees or other successors for their own account and not for the account of the Company. The Selling Stockholders received the Shares in private transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), under Section 4(2) of the Securities Act. The Company is also registering an aggregate of 376,928 shares for original equity issuances to Investors.

     The Common Stock is traded on the Nasdaq under the symbol "ABTX." On May 22, 1998, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $17.69 per share.

     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                              -------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS ALSO AMENDS THE COMPANY'S PROSPECTUS DATED DECEMBER 17, 1997, AS SUPPLEMENTED.

              THE DATE OF THIS PROSPECTUS IS _____________, 1998

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company is registering the Selling Stockholder Shares offered by this Prospectus pursuant to the terms and conditions of registration rights granted to the Selling Stockholders in the Private Placements. The Company also agreed that it would pay the expenses of this registration, which it estimates will be $60,000. Each of the Selling Stockholders will pay the cost of all brokerage commissions and discounts, and all legal expenses incurred by them in connection with sales of their Shares.

     Commencing on the effective date of this Prospectus, the Shares may be sold as original equity issuances to Investors and/or the Selling Stockholders may, from time to time, sell, transfer or pledge the Shares directly to purchasers, transferees or pledgees or may offer the Shares through agents, brokers, dealers or underwriters who may receive compensation in the form of commissions or discounts from the Selling Stockholders or from purchasers of the Shares.
The Company anticipates that the Selling Stockholders will offer shares of Common Stock for resale on the Nasdaq National Market ("Nasdaq"), in privately negotiated transactions, or in any combination thereof at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Prior to selling Shares the Selling Stockholders must satisfy the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

     The Company has not authorized any person to give any information or to make any representations in connection with sales of the Shares by the Company or the Selling Stockholders other than those contained in this Prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this Prospectus. The information in this Prospectus is correct as of the date of this Prospectus. You should not assume that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time after its date. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Shares in any circumstances in which such an offer or solicitation is unlawful.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy reports, proxy statements and other information filed by the Company at the public reference facilities maintained by the Commission at 450 Fifth

Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60611-2511. You may also obtain copies of such material at prescribed rates, by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Commission's Worldwide Web site at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, you should refer to the Registration Statement and the exhibits thereto or incorporated by reference therein. Information concerning the Company may be found on the Company's Web site at HTTP://WWW.AGRIBIOTECH.COM. You may inspect the Registration Statement,
        ---------------------------
including such exhibits, without charge at the public reference facilities maintained by the Commission, at the Commission's regional offices at the addresses stated above and on the Commission's Web site. You may also obtain copies of these documents, at prescribed rates, by writing to the Commission's Public Reference Section at the address set forth above.


                     INFORMATION INCORPORATED BY REFERENCE

     The Company has filed the following documents with the Commission, all of which are incorporated by reference into and made a part of this Prospectus:

          (i) the Company's Annual Report on Form 10-KSB (as amended on October 24, 1997 and February 17, 1998) for the fiscal year ended June 30, 1997 ("Form 10-KSB");

          (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 (as amended on February 17,1998), December 31, 1997 (as amended on February 17,1998) and March 31, 1998 ("Forms 10-Q");

          (iii) the Company's Current Reports on Form 8-K for October 30, 1996 (as amended on January 13, 1997 and February 17, 1998), May 15, 1997 (as amended on July 29, 1997 and February 17, 1998), June 18, 1997, August 22, 1997 (as amended on September 26, 1997 and February 17, 1998), October 22, 1997, December 1, 1997, January 6, 1998 (as amended on March 10, 1998 and March 30, 1998), January 9, 1998 (as amended on March 10, 1998 and March 30,
                1998), January 26, 1998 (as amended on March 30, 1998), March 31, 1998 and April 8, 1998 ("Forms 8-K");

          (iv) the description of the Company's Common Stock, $.001 par value, contained in the Company's Registration Statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange

                Act including any amendment or report filed for the purpose of updating such information;

          (v) the Company's Proxy Statement dated January 20, 1998 for its Annual Meeting held on February 23, 1998; and

          (vi) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.



     Any statement contained in a document incorporated or deemed to be incorporated by reference herein may be modified or superseded for purposes of this Prospectus by a statement contained in this Prospectus or in any other document that is filed after the date of this Prospectus that also is or is deemed to be incorporated by reference herein. Any statement that is so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as modified or superseded.

     Copies of all documents that are incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440.


                                  THE COMPANY

     AgriBioTech, Inc. (the "Company" or "ABT") is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage and cool season turfgrass seeds. Since January 1, 1995, the Company has completed 23 acquisitions and has executed letters of intent to acquire seven additional companies (the "Pending Acquisitions"). The Company has grown from net sales of $29,000 in fiscal 1994 to annualized net sales of approximately $425 million, including completed acquisition and the Pending Acquisitions. The Company's vertically integrated forage and turfgrass seed operations include traditional genetic breeding and research and development programs for most forage and cool season turfgrass species, seed processing plants that clean, condition and package ABT's products, and national and international distribution and sales networks in 48 states and 51 countries.

     The Company was incorporated in the State of Colorado on December 31, 1987 under the name Sussex Ventures, Ltd. ("Sussex"). The Company was an inactive development stage company until September 30, 1993 when it acquired all of the outstanding stock of AgriBioTech, Inc., a Nevada corporation ("ABT"). ABT was treated as the acquiring corporation in the transaction, which was accounted for as a reverse purchase. In June 1994, the Company merged with and into ABT, then a wholly-owned subsidiary of the Company, and changed its name to AgriBioTech, Inc. and became a Nevada corporation. The Company had limited revenues until 1995, when it commenced its acquisition program.

                                 THE OFFERING

Shares of Common Stock to be offered
    By the Company...........................................     376,928 (1)
    By the Selling Stockholders..............................   6,623,072 (2)

Shares of Common Stock issued and outstanding
    before the offering......................................  35,961,627 (3)

_______________

(1) Consists of shares offered by the Company to Investors, from time to time, in original equity issuances.

(2) Consists of outstanding shares of restricted stock and/or shares issuable upon issuance of outstanding warrants that were purchased by Investors in the Private Placements and by the former owners of companies acquired by the Company (collectively, "Selling Stockholders").

(3) Based on 35,961,627 shares outstanding as of May 15, 1998, but does not give effect to (i) 6,254,916 shares of Common Stock (as of February 23,
     1998) reserved for issuance upon exercise of stock options currently outstanding and an additional 2,076,850 shares of Common Stock issuable upon exercise of options available for future grants under the 1994 Plan and; (ii) 400,000 shares of Common Stock reserved for issuances upon grant of shares under the Bonus Plan; (iii) 65,518 shares of Common Stock issuable as of May 15, 1998, upon conversion of Preferred Stock which was subsequently converted.

Use of
Proceeds:  The Company will not receive any proceeds from the sale of the Shares
-------- by the Selling Stockholders. Any proceeds received by the Company from original equity issuances to Investors will be used to fund the cash portion of potential acquisitions and for working capital purposes.

Risk
Factors:   Investment in the Shares offered hereby involves certain risks
------- discussed under "Risk Factors" that should be considered by Prospective investors.


                              RECENT DEVELOPMENTS

     Since the Company commenced its acquisition program in January 1995, it has acquired all or part of 23 seed companies and has signed letters of intent to acquire seven additional seed businesses.

     The following seven seed business acquisitions are pending, each is expected to be effective before the end of the fiscal year ending June 30, 1998. Since each acquisition is subject to conditions and events which may, not necessarily occur, no assurance can be given that any of these transactions will be completed.

                                                    APPROXIMATE
                                                    REVENUE FOR
                                                     LAST YEAR          APPROXIMATE
                                                      PRIOR TO            PURCHASE
AGRIBIOTECH                           EFFECTIVE      ACQUISITION           PRICE
ACQUISITIONS                            DATE        (IN MILLIONS)      (IN MILLIONS)    DESCRIPTION OF BUSINESS
------------                          ---------     -------------      -------------    -----------------------

Willamette Seed Company                 Apr 98          $41.8             $13.6(1)      Production and distribution of turfgrass
                                                                                        seed to wholesale distributors in the U.S.
                                                                                        and internationally; also distribution of
                                                                                        fertilizer to farmers.

Fine Lawn
 Research, Inc.                         Apr 98            5.9             $ 2.7(1)      Distribution of proprietary rye grass and
                                                                                        turf type tall fescue to professional
                                                                                        users.

Geo. W. Hill
 of Indiana.                            Apr 98            4.9             $ 1.7(1)      Distribution of alfalfa, clovers and turf
                                                                                        mixes to farmers, homeowners and
                                                                                        landscapers.


Geo. W. Hill & Co.                      Apr 98          20.8              $ 6.5(1)     Distribution of turf mixes,
                                                                                       perennial rye grass, turf
                                                                                       type tall fescue to
                                                                                       homeowners and landscapers; also
                                                                                       lawn and garden supplies,
                                                                                       fertilizers and chemicals to
                                                                                       retail stores and nurseries


Peterson Seed                           Apr 98          11.8              $ 6.3(1)     Distribution of alfalfa, clovers,
 Company, Inc.                                                                         turf mixes, and other forages

Oseco, Inc.                             Apr 98           9.4              $ 5.3(1)     Distribution of alfalfa, turf mixes,
                                                                                       bluegrass, ryegrass, forage grasses
                                                                                       and clovers to farmer dealers,
                                                                                       elevators, nurseries and landscapers.
                                                                                       Also owns a production facility for
                                                                                       cleaning, processing of alfalfa and a
                                                                                       seed coating plant.

Arrowhead Enterprises,
 Inc. (d/b/a J&M Seed
 Company)                               Apr 98           8.9              $ 3.7(1)     Distribution of alfalfa, clovers,
                                                                                       turf mixes, other forages, and
                                                                                       reclamation seed and products

______________________________

(1)  Estimated based on signed letters of intent.

                                 RISK FACTORS

     In addition to considering the other information set forth in, or incorporated by reference into, this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Company. This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. In analyzing an investment in the securities offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

     Ability to Manage Growth.  The Company has acquired all or part of 23 seed
     ------------------------
companies since January 1, 1995, has signed letters of intent to acquire seven additional seed companies, and intends to expand current levels of operations. The Company's rapid growth since January 1995 has placed and may continue to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, its ability to attract, hire and retain skilled management and other personnel, secure adequate sources of seed on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Management's Discussion and Analysis or Plan of Operations" in the Form 10-KSB and Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Forms 10-Q (collectively, "MD&A"), and "Business - Acquisition Program" in the Form 10-KSB.

     Integration of Acquisitions.  The Company is in the process of integrating
     ---------------------------
its recent acquisitions, and intends to expand current levels of operations through additional acquisitions. The Company's future success depends upon its ability to combine the operations of its acquired subsidiaries into a vertically integrated company. The Company's acquired subsidiaries, many of which are geographically disparate, represent the full spectrum of the forage and turfgrass seed production, processing, sales and distribution process. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with operating, managing and integrating a large group of businesses and/or subsidiaries. There can be no assurance that the Company will be able to effectively integrate the acquired subsidiaries, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See MD&A and "Business - Acquisition Program" in the Form 10-KSB.

     No Assurance of Success of Acquisition Strategy.  The Company has
     -----------------------------------------------
experienced significant growth in net sales, from $29,000 in fiscal 1994 to $66 million in the fiscal year ended June 30, 1997 ("Fiscal 1997") and to pro forma net sales of approximately $277 million for Fiscal 1997 reflecting only the completed acquisitions of Lofts Seed, Inc. and Budd Seed, Inc., Seed Corporation of America, Green SCA Corp. and Green Seed Company Limited Partnership and the pending acquisition of Williamette Seed Company, but no other completed or pending acquisition since June 30, 1997. Although a portion of such growth is attributed to year-over-year sales growth of companies acquired more than one year ago, a significant amount of such growth has resulted from the Company's acquisitions. The Company's future growth will depend upon its ability to continue to make acquisitions, as well as increase sales from existing operations, neither of which can be assured.

     The Company is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition candidates with many entities that have substantially greater resources than the Company. While the Company has been able to complete 23 acquisitions during the last three years, the Company expects to face intensified competition as the Company's acquisition program has become well known in the seed industry. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions and integrate and expand acquired companies into its operations. Once integrated, there can be no assurance that acquired businesses will achieve comparable levels of sales, profitability, or productivity as existed prior to their acquisition. There have been previous unsuccessful attempts by others to consolidate the forage and/or turfgrass seed sectors. To the Company's knowledge, however, each of these attempts preceded the developments concerning the Plant Variety Protection Act (the "PVPA"), discussed under "Business--Proprietary Rights" in the Form 10-KSB. Nevertheless, in view of the fact that no other company has successfully vertically integrated and consolidated the forage and turfgrass seed sectors, there can be no assurance the Company will be successful in its efforts.

     Potential Liabilities Associated with Acquisitions.  The businesses
     --------------------------------------------------
acquired by the Company may have liabilities that the Company did not discover or may have been unable to discover during its pre-acquisition investigation, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, the provisions of which may change in the future with retroactive effect, for which the Company, as a successor owner, may be responsible. Any indemnities or warranties may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons. Therefore, in the event the Company is held responsible for the foregoing liabilities, the Company's operations may be materially adversely affected.

     Development of New Products.  The Company continues to develop new,
     ---------------------------
genetically superior forage and turfgrass varieties. The Company believes that the development and marketing of such elite varieties will play a key role in the Company's success. There can be no assurance that the Company will develop such genetically superior strains either on its own or with industry partners. If the Company is unable to develop and successfully market new product lines, this could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Development" in the Form 10-KSB.

     Market Acceptance.  Potential investors should be aware that even if the
     -----------------
Company is successful in developing genetically superior strains as stated above, there can be no assurance that there will be a market for such products; or, if such a market develops that the Company will be able to recoup the costs associated with the development of these products. If the Company is unable to effectively market products it has developed, at prices sufficient to (i) cover the Company's costs and (ii) generate adequate return on the Company's capital, the Company's business, financial condition and results of operations may be materially adversely affected.

     Reliance on Patents and Proprietary Rights.  The Company owns proprietary
     ------------------------------------------
varieties for a number of forage and turfgrass species that are protected under the PVPA and is seeking to acquire and/or develop other varieties protected by the PVPA. The PVPA prohibits others from selling seed of those proprietary varieties for 20 years, after which such protection expires. The inability to develop protected varieties could have a material adverse impact on the Company's business, financial condition and results of operations. There can be no assurance that any proprietary rights owned by the Company or licensed from third parties will not be challenged, invalidated, or circumvented, or that the rights held by the Company will provide any competitive advantage, or that the Company's competitors will not possess protected varieties that perform better than those of the Company. The Company could also incur substantial costs in asserting its proprietary rights against others, including any such rights obtained from third parties, and/or defending any infringement suits brought against the Company. See "Business--Proprietary Rights" in the Form 10-KSB.

     Access to Biotechnology.  Breakthroughs in biotechnology have led to the
     -----------------------
introduction of new, improved and specialized seeds in other seed sectors, such as corn, soybeans and cotton. The Company believes that similar breakthroughs in biotechnology will also lead to the introduction of enhanced seeds in the forage and turfgrass sectors. The Company's objective is to become the licensee or partner of choice for owners of value-added genetic traits in order to accelerate the introduction of these traits to its customers through biotechnologically enhanced products. In addition to the risks described above under "Development of New Products" and "Market Acceptance" there can be no assurance that the Company will succeed in its efforts to license biotechnology genes and develop partnerships with such owners. The Company's inability to develop or market products through biotechnology at prices sufficient to recover its costs and generate adequate returns on capital could have a material adverse affect on the Company's future business, financial condition and results of operations. See "Business--Proprietary Rights" in the Form 10-KSB.

     Competition.  The seed industry and the field of agricultural technology
     -----------
are both highly competitive. The Company competes in the forage and turfgrass seed sectors primarily on the basis of price, product quality and service. The major agricultural seed companies in the United States focus their sales around hybrid seed corn (Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation), cotton seed (Delta and Pine

Land Company) and other crops. In the past, these companies have treated forage and turfgrass seeds as ancillary crops when they compete in the marketplace. This is the opposite of the Company's business strategy, which is to treat forage and turfgrass seed as its primary product. Therefore, the Company's major competitors in the forage and turfgrass seed sectors currently are large regional companies and numerous small family seed businesses. However, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sectors. Management believes that as the Company's acquisition strategy becomes better known in the seed industry, the competition for acquisitions, sales, facilities and personnel will intensify. The largest United States alfalfa competitors are Cenex/Land O' Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds. The largest competitors for other forages are FFR Research and its farm cooperative members. There are also small family owned businesses that are strong competitors in small geographic areas. The largest producers and marketers of turfgrass seed (excluding the Company) in the United States are Pennington Seed and O.M. Scott.

     The Company currently competes with, and in the future expects that it will continue to compete with, companies with substantially greater financial, marketing, personnel and research and development resources than those of the Company. There can be no assurance that the Company will be able to compete successfully against such companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition.

     Lack of Historical Profitability; Leverage.  The Company has reported
     ------------------------------------------
only three profitable quarters since becoming a publicly owned company in September 1993. Potential investors should be aware that over the life of the Company, the Company has not reported a profitable fiscal year and has failed to show consistent profitability. There can be no assurance that the Company will achieve or maintain consistent profitability in the future. The Company had an accumulated deficit of $8,107,447 through March 31, 1998.

     The Company has incurred a substantial amount of indebtedness in connection with certain of its acquisitions during the course of the last three years. In the event that the Company incurs substantial indebtedness in the future, the effect of such leverage may negatively impact the ability of the Company to (i) obtain additional financing on favorable terms; (ii) service such long-term indebtedness; and (iii) comply with financial and other covenants and operating restrictions imposed by such indebtedness.

     The ability of the Company to satisfy any such future obligations will depend primarily upon the future financial and operating performance of its operating subsidiaries and upon the Company's ability to renew or refinance bank borrowings and/or to raise additional equity capital. The Company's future performance is dependent upon financial, business and other economic factors affecting the Company and the agriculture industry in particular, many of which are beyond the control of the Company and its subsidiaries. See M D&A and the financial statements in the Form 10-KSB and Forms 10-Q.

     Need for Future Capital.  The Company's capital requirements have been
     -----------------------
and are expected to continue to be significant. There can be no assurance, however, that existing sources of capital will be sufficient to fund its future operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, the timing and cost of any future acquisitions and the time and cost involved in integrating the Company's acquisitions and growing the Company's existing operations. See MD&A and "Business-Biotechnology Access" in the Form 10-KSB.

     Dependence on Key Personnel.  The success of the Company is largely
     ---------------------------
dependent upon the efforts, abilities and expertise of Dr. Johnny R. Thomas, Chief Executive Officer, as well as each of the Company's six other executive officers. The loss of any of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has obtained a key-man life insurance policy in the amount of $3,000,000 on the life of Dr. Thomas. The Company's prospects depend upon its ability to attract and retain qualified marketing, financial, management information system, and other technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management" in the Form 10-KSB.

     Cyclical Nature of Agricultural Products.  Agricultural products,
     ----------------------------------------
including forage and turfgrass seed, generally follow cyclical business patterns. Most agricultural products are commodities that are subject to wide fluctuations in price based on supply of the products and demand for, in this case, the raw or processed seed. Furthermore, the demand for seed is dependent on the demand of farmers, which is influenced by the general farm economy. The production of seed is subject to a variety of nature's adversities including drought, wind, hail, disease, insects, early frost and numerous other forces that could adversely affect the growing of seed in any growing season, resulting in larger fluctuations in results of operations between quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

     Seasonality of Quarterly Results.  The Company's seed business is subject
     --------------------------------
to wide seasonal fluctuations that reflect the typical purchasing and growing patterns for forage and turfgrass crops. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. Results of operations from quarter to quarter will not necessarily reflect the results for the entire year and are not necessarily indicative of results which may be expected for any other interim period. Management believes that quarterly sales will continue to fluctuate significantly depending on, among other things, the breakdown of the Company's sales between the forage and turfgrass sectors for any specific period of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

     Government Regulation.  The Company's operations are directly and
     ----------------------
indirectly subject to various Federal and state environmental controls and regulations. Management believes that the Company is in substantial compliance with existing environmental regulations, but can give no assurance that it can maintain such compliance without incurring substantial cost and expense if additional laws and regulations are enacted or promulgated.

     While not affecting the Company's operations, certain government regulations may have an effect on the demand for the Company's products. For example, from time to time the federal government has imposed restrictions on the sale of certain commodities to certain countries, including commodities the seed for which are produced by the Company. In addition, United States government agricultural policies are designed to maintain a balanced supply and demand for certain commodities by regulating planted acreage through set-asides in certain crops. Adherence to set-asides is the basis for farmers' eligibility for government subsidy payments and other benefits. An increase in the set-aside for a crop generally reduces farmer demand for seed for that crop, and a decrease in the set-aside generally increases demand for that seed. In addition, other government policies, such as subsidizing export sales of certain commodities, ultimately affect seed sales. Certain of the Company's sales of seed are subject to demand swings resulting from changes in these programs.

     Adoption of regulations regarding the allocation of water in California, Arizona and other states with limited water supplies could result in a reduction of the number of acres planted with various crops, reducing the demand for the Company's products in those states.

     The development of seed of genetically altered plants is regulated by the Environmental Protection Agency (the "EPA"), the U.S. Department of Agriculture ("USDA"), the Food and Drug Administration and various state agencies. The Federal agencies require permits for field testing and the EPA also regulates insecticide and herbicide products. The Company is not aware of any pending legislation that would materially impact either its traditional product development or commercialization of seed from genetically altered plants. There can be no assurance that regulatory agencies administering existing or future regulations or legislation will allow the Company to produce and market genetically engineered seed, if at all, in a timely manner or under technically or commercially feasible conditions. The Company's inability to produce such seed could have a material adverse effect on the Company.

     Adverse Effect of Potential Future Sales of Common Stock.  Of the Company's
     --------------------------------------------------------
35,961,627 issued and outstanding shares of Common Stock as of May 15, 1998, approximately 8,500,000 shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act. All but approximately 1,030,000 of these restricted shares have been registered for resale under the Securities Act. Approximately 7,000,000 additional shares of Common Stock are issuable without restriction upon exercise of outstanding options and approximately 65,000 shares of Common Stock upon conversion of outstanding shares of Convertible Preferred Stock, and are either exempt from registration or have been registered under the Securities Act. The Company is unable to predict the effect that sales made under Rule 144, sales made pursuant to registration statements, or otherwise, may have on the then existing market price of the Company's securities. The possibility exists that the sale of any of these Securities, or even the potential for such sales, may be expected to have a depressive effect on the price of the Company's securities in any public trading market. Any such depressive effect could impair the Company's ability to raise additional equity capital.

     Public Market Risks; Possible Volatility of Securities Prices.  The market
     -------------------------------------------------------------
price for the Company's securities has been and may continue to be volatile. Factors such as the Company's financial results, financing efforts, changes in earnings estimates by analysts, conditions in the Company's business and various factors affecting the agriculture industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter market, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations or general economic and market trends could adversely affect the price of the Company's securities. In view of the foregoing factors, in some future quarters the Company's operating results may be below the expectations of public market analysts and investors. In that event, the price of the Company's securities would likely be materially adversely affected. See "Market for Common Equity and Related Stockholder Matters" in the Form 10-KSB.

     Immediate Substantial Dilution.  The Company's present stockholders
     ------------------------------
acquired their shares of Common Stock at costs substantially below the offering price of the Common Stock to be sold by the Selling Stockholders. Therefore, investors purchasing Common Stock in this offering will incur an immediate and substantial dilution in pro forma net tangible book value per share. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding.

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected financial data in the following table should be read in conjunction with the Company's Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference herein. The historical selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of each of the years ended June 30, 1997 and 1996, the nine-month period ended June 30, 1995, and each of the years ended September 30, 1994 and 1993 are derived from the consolidated financial statements of ABT and subsidiaries, which financial statements have been audited by KMPG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1997 and 1996 and for the years then ended, and the nine-month period ended June 30, 1995, and the reports thereon, are incorporated by reference in this Prospectus. The selected financial data presented below for and as of the end of the nine month period ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus. In the opinion of the management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the nine month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Seasonality of Business and Quarterly Comparisons" and "Business-Acquisition Program" in the Company's Form 10-KSB for information that affects a comparison of the Company's quarterly results of operations.

STATEMENT OF OPERATIONS DATA:


                                                                                     Nine
                                 Nine Months Ended                                  Months
                                 -----------------                                   Ended
                                      March 31,        Years Ended June 30,         June 30,     Year Ended June 30,
                                      ---------        --------------------         --------     -------------------
                                                    (In thousands, except per share amounts)

                                  1998        1997       1997         1996             1995 (1)     1994       1993
                                  ----        ----       ----         ----             --------     ----       ----
Net sales                       $139,695    $41,165    $65,904      $25,962          $  4,754      $   29     $   12

Cost of sales                    109,209     31,006     49,527       19,236             3,398          12          3
                                --------    -------    -------      -------          --------      ------     ------
Gross profit                      30,486     10,159     16,377        6,726             1,356          17          9

Operating expenses                27,442     10,814     17,972        9,637             2,779         915        171
                                --------    -------    -------      -------          --------      ------     ------
Earnings (loss) from
operations                         3,044       (655)    (1,595)      (2,911)           (1,423)       (898)      (162)

Total other income (expense)      (1,634)      (534)     1,119         (413)              (16)         (8)       (30)
                                --------    -------    -------      -------          --------      ------     ------

                                                                                     Nine
                                 Nine Months Ended                                  Months
                                 -----------------                                   Ended
                                      March 31,        Years Ended June 30,         June 30,     Year Ended June 30,
                                      ---------        --------------------         --------     ------------------
                                               (In thousands, except per share amounts)

                                  1998        1997       1997          1996          1995 (1)      1994          1993
                                  ----        ----       ----          ----          -------       ----          ----
Net earnings (loss) before
 income taxes                      1,410     (1,189)    (2,714)       (3,324)        (1,407)       (890)          (192)

Income tax expense (benefit)      (2,907)         -          -             -              -           -              -
                                  ------     ------     ------        ------          ------      -----         -------

Net earnings (loss)                4,317     (1,189)    (2,714)       (3,324)        (1,407)       (890)          (192)

Discount and imputed
dividends on preferred
stock                                 80      3,203      3,233         2,318              -           -              -
                                  ------    -------     ------       -------         ------      ------         ------

Net earnings (loss)
attributable to common
stock                             $4,237    $(4,392)   $(5,947)      $(5,642)       $(1,407)     $ (890)        $ (192)
                                  ======    =======    =======       =======        =======      ======         ======
Net (loss) per common share:

    Basic                          $0.15     $(0.33)   $ (0.38)      $ (0.76)       $ (0.26)     $(0.23)        $(0.16)

    Diluted                        $0.13     $(0.33)   $ (0.38)      $ (0.76)       $ (0.26)     $(0.23)        $(0.16)

Shares of common stock used
in computing (loss) per
common share:

  Basic                           28,044     13,301     15,549         7,459          5,485       3,911          1,205

  Diluted                         32,374     13,301     15,549         7,459          5,485       3,911          1,205


BALANCE SHEET DATA:

                               March 31,             June 30,              September 30,
                               ---------   -----------------------------   -------------
                                 1998       1997      1996      1995(1)    1994     1993
                               ---------   -------   -------   ---------   -----   ------
Cash and cash equivalents       $  2,967   $ 2,554   $ 2,522   $1,423      $ 441   $  14
Total assets                     258,770    96,113    25,184    8,014        765     309
Long-term obligations              8,433     2,667     1,055      148        106     213
Total liabilities                107,880    50,125    12,161    1,681        261     384
Working capital                   24,263     7,555     6,461    3,792        375    (157)
Stockholders' equity             150,891    44,988    14,022    6,333        504     (75)

___________________________

1.  The Company changed its fiscal year end to June 30th effective in 1995.

                              SELLING STOCKHOLDERS

    The following table sets forth information as of May 13, 1998, based on information obtained from the Selling Stockholders named below with respect to the beneficial ownership of 6,598,072 Selling Stockholder Shares being registered hereunder; the number of Shares known to the Company to be held by each; the number of Shares to be sold by each; and the percentage of outstanding shares of Common Stock beneficially owned by each before this offering and assuming that no Shares will be owned after this offering.

                                                                                                Percentage of
                                                Amount and Nature of                         Outstanding Shares
                                                     Beneficial           Number of Shares      Owned Before
        Name                                        Ownership(1)             to be Sold          Offering (2)
        ----                                    --------------------      ----------------   ------------------
Quantum Partners LDC                               2,852,882 (3)              2,852,882           7.9%
Ardsley Partners I, L.P.                             100,000 (4)                100,000             *
Ardsley Partners II, L.P.                            100,000 (4)                100,000             *
Ardsley Offshore Fund, Ltd.                          200,000 (4)                200,000             *
Brown Simpson Strategic Growth                       106,200 (5)                106,200             *
 Fund, Ltd.
Brown Simpson Strategic Growth                        35,600 (5)                 35,600             *
 Fund, L.P.
Southbrook International Investments,                215,000 (5)                215,000             *
 Ltd.
Lehman Brothers, Inc.                                517,500 (6)                517,500
Fred and Janice Clark                                134,887 (7)(8)              16,560             *
Brent Clark                                           66,691 (7)(8)               4,516             *
Steven Jensen                                         48,398 (7)(9)               3,844             *
Gary Parker                                            8,021 (10)(11)             2,205             *
Ruth Lytle                                             6,892 (10)(12)             1,492             *
Curt Croshaw                                          11,892 (11)(8)              1,492             *
Richard P. Budd (13)                                 711,368 (14)(15)(18)       350,684           2.0%
Joseph R. Budd                                       263,756 (14)(18)           131,878             *
John D. Budd                                         378,871 (14)(18)           189,435           1.1%
Theodore P. Budd                                     263,756 (14)(18)           131,878             *
Lee Ann Chrisco                                       41,168 (14)(16)(18)        41,168             *
Kenneth R. Budd                                      195,235 (14)(17)(18)        85,118             *

                                                                                                Percentage of
                                                Amount and Nature of                         Outstanding Shares
                                                     Beneficial           Number of Shares      Owned Before
        Name                                        Ownership(1)             to be Sold          Offering (2)
        ----                                    --------------------      ----------------   ------------------
Kenneth R. Budd, NCUTMA                              13,188 (14)(18)              6,594             *
 Custodian for Ryan Budd
Kenneth R. Budd, NCUTMA                              13,188 (14)(18)              6,594             *
 Custodian for Elizabeth Budd
Richard P. Budd Irrevocable Living                   63,302 (14)(18)             31,651             *
 Trust
Womble Carlyle Sandridge & Rice                      50,000 (14)(18)             50,000             *
 held in trust pursuant to an Escrow
 Agreement dated January 6, 1998
Vern J. Luken                                        71,942 (18)(19)             71,942             *
Michael V. Luken                                     25,583 (18)(19)             25,583             *
Paul A. Luken                                         4,359 (18)(19)              4,359             *
Audrey Luken                                            397 (18)(19)                397             *
Drew D. Kinder                                       93,500 (18)(20)             83,500             *
John J. Zajac                                       261,000 (18)(21)            249,000             *
Ellen M. Zajac                                       30,000 (18)(22)             30,000             *
Sandra P. Zajac-Pepin                                33,000 (18)(23)             21,000             *
Van Dyke Seed Company, Inc.                         460,000 (18)(24)            460,000           1.3
Harry W. Keckley                                    100,000 (18)(25)            100,000             *
Kevin W. Keckley                                    110,000 (18)(26)            100,000             *
Jaramillo Family Trust                              192,059 (18)(27)            192,059             *
Paul R. Jaramillo                                   132,941 (18)(28)            102,941             *
                                                                              ---------
Total                                                                         6,623,072
                                                                              =========

_____________________
*   Less than 1%

1. Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that any exercisable and convertible Securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised. Except as noted below, none of the Selling Stockholders has had any position or relationship with the Company other than as a shareholder during the past three years.

2. Based on 35,961,627 shares of Common Stock issued and outstanding as of May 15, 1998.

3. These shares were issued in private offerings pursuant to securities purchase agreements dated March 31, 1998 and May 12, 1998, and includes 344,900 shares issuable upon conversion of warrants granted on May 13, 1998. Soros Fund Management LLC ("SFM LLC") serves as principal investment manager to Quantum Partners LDC and as such, has been granted investment discretion over Quantum Partners' Shares. In such capacity SFM LLC may be deemed to have voting and dispositive power over such Shares. Mr. George Soros, as Chairman of SFM LLC, and Mr. Stanley Druckenmiller, as Lead Portfolio Manager of SFM LLC, may also be deemed to have voting and dispositive power over such Shares.

4. These shares were issued in a private offering pursuant to securities purchase agreements dated March 31, 1998.

5. These shares were issued in private offerings pursuant to securities purchase agreements dated April 2, 1998 and May 4, 1998, and in the case of Brown Simpson Strategic Growth Fund Ltd and Brown Simpson Strategic Growth Fund L.P., includes 25,900 and 8,700 shares issuable upon conversion of warrants granted on May 4, 1998, respectively.

6. The shares were issued in a private offering pursuant to a securities purchase agreement dated May 4, 1998 and includes 172,500 shares issuable upon conversion of warrants granted on May 4, 1998.

7. These shares were issued in lieu of a cash payment due on January 1, 1998 to the former owners of Clark Seeds, Inc.

8. Excludes 1,400 shares, 11,000 shares and 40,000 shares issuable to Fred and Janice Clark, Brent Clark and Curt Croshaw, respectively, issuable upon exercise of options not currently exercisable.

9. Includes 1,900 shares issuable upon exercise of currently exercisable options, but excludes 2,000 shares issuable upon exercise of options not currently exercisable.

10. These shares were issued to authorized "stand-by" purchasers of Common Stock not taken by the former owners of Clark Seeds, Inc.

11. Includes 1,200 shares issuable upon exercise of currently exercisable options, but excludes 600 shares issuable upon exercise of options not currently exercisable.

12. Includes 5,400 shares issuable upon exercise of currently exercisable options, but excludes 25,100 shares issuable upon exercise of options not currently exercisable.

13.  Mr. Budd is an independent Director of the Company.

14. These Shares were issued in connection with the Company's January 6, 1998 acquisition of Lofts Seed, Inc. and Budd Seed, Inc. (collectively "Lofts Seed") and are the subject of individual lock-up agreements .

15. Includes 10,000 shares issuable upon exercise of options granted on January 6, 1998, when Mr. Budd became a director of the Company, but excludes 10,000 shares issuable upon exercise of options not currently exercisable.

16. These Shares originally were issued to Gerald Chrisco in connection with the Company's January 6, 1998 acquisition of Lofts Seed, and were transferred by Mr. Chrisco to his wife Lee Ann Chrisco. Excludes an additional 41,168 shares owned by Mr. Chrisco, over which shares Mrs. Chrisco disclaims beneficial ownership.

17. Includes 25,000 shares issuable upon exercise of options granted on January 6, 1998, pursuant to the terms of an Employment Agreement between Mr. Budd and the Company, but excludes 125,000 shares issuable upon exercise of options not currently exercisable.

18.  The Shares offered hereby are the subject of individual lock-up agreements.

19. These Shares were issued in connection with the Company's March 12, 1998 acquisition of Discount Farm Center Inc.

20. These Shares were issued in connection with the Company's March 24, 1998 acquisition of Kinder Seed, Inc. Includes 10,000 shares issuable upon exercise of options granted on March 24, 1998 , pursuant to the terms of an Employment Agreement between Mr. Kinder and the Company, but excludes 40,000 shares issuable upon exercise of options not currently exercisable.

21. These Shares were issued in connection with the Company's April 8, 1998 acquisition of Zajac Performance Seeds Inc. and Zajac Performance Seeds Oregon LLC (collectively "Zajac"). Includes 12,000 shares issuable upon exercise of options granted on April 8, 1998, pursuant to the terms of an Employment Agreement between Mr. Zajac and the Company, but excludes 36,000 shares issuable upon exercise of options not currently exercisable.

22. These Shares were issued in connection with the Company's April 8, 1998 acquisition of Zajac.

23. These Shares were issued in connection with the Company's April 8, 1998 acquisition of Zajac. Includes 12,000 shares issuable upon exercise of options granted on April 8, 1998, pursuant to the terms of an Employment Agreement between Ms. Zajac-Pepin and the Company, but excludes 36,000 shares issuable upon exercise of options not currently exercisable.

24. These Shares were issued in connection with the Company's April 23, 1998 acquisition of certain tangible and intangible assets of Van Dyke Seed Company, Inc.

25. These Shares were issued in connection with the Company's April 27, 1998 acquisition of Ohio Seed Company.

26. These Shares were issued in connection with the Company's April 27, 1998 acquisition of Ohio Seed Company. Includes 10,000 shares issuable upon exercise of options granted on April 27, 1998 , pursuant to the terms of an Employment Agreement between Mr. Keckley and the Company, but excludes 40,000 shares issuable upon exercise of options not currently exercisable.

27. These Shares were issued in connection with the Company's May 6, 1998 acquisition of Las Vegas Fertilizer Co., Inc.

28. These Shares were issued in connection with the Company's May 6, 1998 acquisition of Las Vegas Fertilizer Co., Inc. Includes 30,000 shares issuable upon exercise of options granted on May 6, 1998, pursuant to the terms of an Employment Agreement between Mr. Jaramillo and the Company, but excludes 120,000 shares issuable upon exercise of options not currently exercisable.

                           DESCRIPTION OF SECURITIES

AUTHORIZED
----------

     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK
------------

     The Company is authorized to issue 75,000,000 shares of Common Stock, $.001 par value per share, of which 35,961,627 shares were issued and outstanding as of May 15, 1998. All of the outstanding shares of Common Stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially held 4,984,975 (13.8%) of the shares outstanding and 7,362,975 shares or 19.2%, after giving full effect to the exercise of their options exercisable as of May 15, 1998. Therefore, the officers and directors may be able to control the Company.

PREFERRED STOCK
---------------

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value per share. At May 22, 1998, the Company had no shares of Preferred Stock issued and outstanding.

     The Preferred Stock may be divided by the Company's Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Company has no present plans, proposals, commitments or arrangements to issue any additional shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Preferred Stock may be used for any lawful purpose, the Company has agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the Company without the approval of the Company's stockholders.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

     Of the Shares offered hereby 376,928 are issuable by the Company in original equity issuances to Qualified Institutional Buyers ("QIBs") (as defined in Rule 144A promulgated under the Securities Act), institutional accredited investors (as defined in Rule 501(A)(1), (2), (3) or (7) promulgated under the Securities Act), other accredited investors (collectively "Investors") and broker/dealers who are members in good standing with the National Association of Securities Dealers, Inc. or to foreign broker-dealers. These Shares may be issued from time to time without restrictive legend in original equity issuances and, subject to any lock-up agreements entered into with the Company, may be sold without restriction. This Prospectus will be supplemented to set forth the name of such Investor or broker-dealer who purchases such Shares pursuant to this Prospectus.

     The 6,623,072 Selling Stockholder Shares offered hereby may be sold from time to time by Selling Stockholders in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     None of the Selling Stockholders has held any position or office with, been employed by or otherwise had a material relationship with the Company or any of its affiliates during the three years prior to the date of this Prospectus, except as set forth above under "Selling Stockholders."

     The Shares may be sold from time to time directly by the Selling Stockholders and/or by their assignees, transferees, pledgees or other successors for their own accounts and not for the account of the Company. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market including (a) ordinary broker's transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions or pledges; (c) through sales to one or more broker/dealers for resale of such shares for their own account as principals, pursuant to this Prospectus; (d) in a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions

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

and/or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

     The Selling Stockholders, their transferees, intermediaries, donees, pledgees or other successors in interest through whom the Shares are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, with respect to the Shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the Shares also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act.

     Registration of the Shares is being made pursuant to the individual stock purchase agreements between the Company and each of the Selling Stockholders in the Private Placements and/or the purchase agreements in acquisitions of companies completed by the Company. Pursuant to the terms of such agreements, the Company will pay all expenses incident to the offering and sale of the Shares to the public except as described hereinafter. The Company will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, the Company has agreed to indemnify the Selling Stockholders and may indemnify any broker-dealer that participates in transactions involving the Sale of Shares against certain liabilities, including liabilities under the Securities Act. See "Commission Position on Indemnification for Securities Act Liabilities" below.

     There can be no assurance that the Company or any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

     The sale of the Shares is subject to the Prospectus delivery and other requirements of the Securities Act. To the extent required, the Company will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the Shares of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.


                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of the Company's Common Stock and individual members of the firm own additional shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of AgriBioTech, Inc. as of June 30, 1997 and 1996 and for the years then ended and the nine-month period ended June 30, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the retroactive effect of a change in accounting for its convertible preferred stock.

     The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of E.F. Burlingham & Sons as of December 31, 1996 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Olsen Fennell Seeds, Inc. as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Matia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the ten-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Sunbelt Seeds, Inc. as of November 30, 1997 and January 31, 1997 and 1996 and for the eleven-month period ended November 30, 1997 and the years ended January 31, 1997 and 1996 have been incorporated by reference herein in reliance upon the report of Blackwell, Poole & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statement of Willamette Seed Co. as of June 30, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance on the report of Price, Koontz & Davies, P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

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